Exhibit 10.15

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION AND SALE

OF

ONE (1) 180,000 TDW BULK CARRIER

(HULL NO.:                    )

BY AND BETWEEN

(as BUYER)

AND

DAEHAN SHIPBUILDING CO., LTD.

(as BUILDER)

Table of Contents

ARTICLE I. DESCRIPTION AND CLASS		1

1.	Description:	1
2.	Dimensions and Characteristics:	1
3.	Classification, Rules and Regulations:	2
4.	Subcontracting of Construction Work:	3
5.	Registration:	3

ARTICLE II. CONTRACT PRICE AND TERMS OF PAYMENT		3

1.	Contract Price:	3
2.	Currency:	3
3.	Terms of Payment:	3
4.	Method of Payment:	4
5.	Refund Guarantee:	5
6.	Corporate Guarantee:	5

ARTICLE III. ADJUSTMENT OF CONTRACT PRICE		6

1.	Delayed Delivery:	6
2.	Insufficient Speed:	7
3.	Excessive Fuel Consumption:	7
4.	Deadweight below contract requirements:	8
5.	Conclusive Pecuniary Compensation:	8
6.	Effect of Termination:	8

ARTICLE IV. APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION		8

1.	Approval of Plans and Drawings:	8
2.	Appointment of Buyer’s Representative:	9
3.	inspection:	9
4.	Facilities:	10
5.	Liability of Builder:	10
6.	Responsibility of Buyer:	11

ARTICLE V. MODIFICATIONS		11

1.	Modification of Specifications:	11
2.	Change in Class, etc.:	12
3.	Substitution of Materials:	12

ARTICLE VI. TRIALS		12

1.	Notices:	12
2.	Weather Conditions:	13
3.	How Conducted:	13
4.	Method of Acceptance or Rejection:	14
5.	Effect of Acceptance:	14
6.	Disposition of Surplus Consumable Stores:	14

ARTICLE VII. DELIVERY DATE AND DELIVERY		15

1.	Time and Place:	15
2.	When and How Effected:	15
3.	Documents to be Delivered to Buyer:	15
4.	Tender of Vessel:	16
5.	Title and Risk:	16
6.	Removal of Vessel:	16

ARTICLE VIII. DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)		16

1.	Causes of Delay:	16
2.	Definition of Permissible Delay:	17
3.	Notice of Delay:	17
4.	Right to Terminate Contract for Excessive Delay:	17

ii

ARTICLE IX. WARRANTY OF QUALITY		18

1.	Guarantee:	18
2.	Notice of Defects:	18
3.	Extent of Builder’s Responsibility:	18
4.	Remedy of Defects:	19
5.	Assignment of Warranty:	20
6.	Guarantee Engineer:	20

ARTICLE X. REMEDIES OF BUYER		20

1.	Builder’s Default:	20
2.	Notice:	20
3.	Refund by Builder:	20
4.	Discharge of Obligations:	21

ARTICLE XI. REMEDIES OF BUILDER		21

1.	Definition of Default:	21
2.	Interest and Charges:	22
3.	Effect of Default:	22
4.	Sale of Vessel:	23
5.	Remedies Cumulative:	24

ARTICLE XII. INSURANCE		24

1.	Extent of Insurance Coverage:	24
2.	Application of Recovered Amount:	25
3.	Redelivery of Buyer’s Supplies:	25
4.	Termination of Builder’s Obligation to Insure:	25

ARTICLE XIII. DISPUTES AND ARBITRATION		26

1.	Proceedings:	26
2.	Alteration of Delivery of the Vessel:	27
3.	Entry in Court:	27

ARTICLE XIV. RIGHT OF ASSIGNMENT		27

ARTICLE XV. TAXES AND DUTIES		27

1.	Taxes and Duties in Korea:	27
2.	Taxes and Duties outside Korea:	27

ARTICLE XVI. PATENTS, TRADEMARKS, COPYRIGHTS, ETC		28

1.	Patents, Trademarks and Copyrights:	28
2.	Rights to General Plans. Specifications and Working Drawings:	28

ARTICLE XVII. BUYER’S SUPPLIES		28

1.	Responsibility of Buyer:	28
2.	Responsibility of Builder:	29
3.	Return of Buyer’s Supplies	29

ARTICLE XVIII. REPRESENTATIVES		30

ARTICLE XIX. NOTICE AND LANGUAGE		30

1.	Notice:	30
2.	Language:	30
3.	Writing	30

ARTICLE XX. EFFECTIVE DATE OF CONTRACT		30

ARTICLE XXI. INTERPRETATION		31

1.	Laws Applicable:	31
2.	Discrepancies:	31
3.	Entire Agreement:	31
4.	Amendment:	31
5.	Headings:	31
6.	Severability:	31

EXHIBIT A. REFUND GUARANTEE		33

EXHIBIT B. CORPORATE GUARANTEE		35

iii

SHIPBUILDING CONTRACT

THIS CONTRACT made the      day of                      by and between                      a corporation incorporated and existing under the laws of                      with its principal office at                                          or its nominee (“Buyer”), and DAEHAN Shipbuilding Co., Ltd. a corporation organized and existing under the laws of the Republic of Korea, having its principal office 887, Gurim-ri, Hwawon-myeon, Haenam-un, Jeollanam-do, Korea (“Builder”).

IT IS AGREED AND DECLARED as follows:

Builder agrees to design, build, launch, equip and complete One (1) 180,000 TDW Bulk Carrier more fully described in the Specifications (as defined below) (the “Vessel”) at Builder’s shipyard located at Haenam, Korea (the “Shipyard”) and to sell and deliver the same to Buyer, and Buyer hereby agrees to purchase and take delivery of the Vessel from Builder, on the terms and conditions herein set out.

ARTICLE I. DESCRIPTION AND CLASS

1.	Description:

The Vessel shall have Builder’s Hull no.      and shall be built, equipped and completed in accordance with the provisions of this Contract, and the specifications No.      dated                     , and the General Arrangement Plan No.      dated                     , and the Makers’ list (hereinafter called respectively the “Specifications”, the “Plan” and the “Makers’ list”), signed by the parties which shall constitute an integral part of this Contract although not attached hereto.

The SPECIFICATIONS and the PLAN are intended to explain each other and anything shown on the PLAN and not stipulated in the SPECIFICATIONS or anything stipulated in the SPECIFICATIONS and not shown on the PLAN shall be deemed and considered as if included in both.

2.	Dimensions and Characteristics:

The basic dimensions and principal particulars of the Vessel shall be:

Length, overall	about 292.00 m

Length, between perpendiculars	about 283.00 m

Breadth, moulded	about 45.00 m

Depth, moulded	about 24.75 m

Design draft, moulded	about 16.50 m

Scantling draft, moulded	about 18.20 m

Deadweight at the design draft of 16.50 m, in sea water with specific gravity of 1.025	about 159,000 metric tons

Deadweight at the scantling draft of 18.20 m, in sea water with specific gravity of 1.025 (hereinafter called the “Guaranteed Deadweight”)	about 180,000 metric tons

Cubic capacity of cargo hold (incl. hatch coaming)	about 198,000 M3

Main propelling machinery	MAN B&W 6G70ME-C9.2

MCR 15,500 KW x 69.8 RPM

NCR 12,010 KW x 664.1 RPM

Service speed at the design draft 16.50 m with the ME running at NCR (12,010 KW) with 15% sea Margin (hereinafter called the “Guaranteed Speed”)	14.5 knots

Specific fuel consumption of the main engine applying I.S.O. reference conditions to the result of official shop test at a MCR of 15,500 KW using marine diesel oil having lower calorific value of 10,200 Kcal per Kg	163.8 gr/KW.HR

3.	Classification, Rules and Regulations:

The Vessel, including her materials, hull, machinery, equipment appliances and outfit, shall be designed, constructed and equipped in accordance with the edition and amendments thereto in force at the execution date of this Contract as well as at the date of ship’s delivery (provided they are officially published and made known prior to the signing date of this Contract) of the rules and regulations of and under special survey of                      Class with equivalent notations, (the “Classification Society”). The applicable notations for each candidate Classification Society to be as follows:

The actual Classification Society shall be decided by the Buyer within One (1) month from the Contract signing date.

*KRS1-Bulk carrier, ‘ESP’, (CSR), BC-A(Hold Nos. 2, 4, 6 and 8 may be empty with Maximum cargo density 3.0t/m3), GRAB[20], IWS, SeaTrust(HCM), PSPC, LI, CHA, ENV(IBWM, IAFS, IOPP, ISPP, IGPP, IAPP)

*KRM1-UMA, STCM

Decisions of the Classification Society as to compliance or non-compliance of the Vessel with the said rules and regulations of the Classification Society shall be final and binding upon the parties.

The Vessel, shall also comply with the applicable rules, regulations and requirements of the other regulatory bodies referred to in the Specifications as in effect at the signing date of this Contract.

The VESSEL’S classification status, and all Classification, Statutory and other required certificates hereunder are to be clean and free of all conditions, recommendations and restrictions whatsoever other than those permitted in the Specifications. It is understood that provisional certificates, which are to be replaced by full term ones at a later time (including trim and stability booklet) are to be accepted.

All fees and charges incidental to the classification of the Vessel and with respect to compliance with the said rules, regulations, and requirements shall be for the account of Builder unless otherwise stipulated in the Specifications,

4.	Subcontracting of Construction Work:

Builder, may, at its option and sole responsibility towards Buyer, subcontract any portion of the construction work of the Vessel to any property qualified subcontractor, under the Builder’s liability for the performance of this Contract.

Buyer may request the Shipyard to replace any subcontractor whose level of workmanship has been demonstrated not to meet the requirements of the Contract and Specifications which request Builder shall not unreasonably refuse. Engine room, bow, and stern blocks shall be fabricated in Korea.

5.	Registration:

The Vessel shall be registered by Buyer at its own cost and expense under the laws of the Republic of Panama at the port of Panama (the “Administration”) at the time of delivery and acceptance.

It is mutually agreed between the BUYER and BUILDER that the VESSEL shall be designed, constructed and be ready to fly the flag in compliance with the regulations and requirements of the Republic of Panama. Prior to delivery of the VESSEL to the BUYER, the BUILDER shall send to the BUYER such documents which the BUYER requires reasonably for registration purposes.

ARTICLE II. CONTRACT PRICE AND TERMS OF PAYMENT

1.	Contract Price:

The Contract Price of the Vessel is United States Dollars                                         (USD         .-), (the “Contract Price”), net receivable by Builder, which is exclusive of Buyer’s Supplies. The Contract Price shall be subject to upward or downward adjustment, as set out in this Contract. Any such adjustment shall be determined prior to delivery of the Vessel.

The above CONTRACT PRICE shall include the installation of a Ballast Water Treatment System as well as payment for services in the inspection, tests, survey and classification of the VESSEL which will be rendered by the CLASSIFICATION SOCIETY and shall not include the cost of the BUYER’s supplies as stipulated in Article XVII.

The CONTRACT PRICE also includes all costs and expenses for supplying all necessary drawings as stipulated in the SPECIFICATIONS except those to be furnished by the BUYER for the VESSEL in accordance with the SPECIFICATIONS.

2.	Currency:

All payments required to be made by either party under this Contract shall be made in United States Dollars.

3.	Terms of Payment:

The Contract Price shall be paid by Buyer to Builder in instalments (“Instalment(s)”) as follows:

(A “banking day” referred to in this Contract means a day on which commercial banks are open for domestic and foreign exchange business in Seoul, New York and London)

(a)	First Instalment:

Ten percent (10%) of the Contract Price, amounting to United States Dollars,                                         (USD        .-) shall be paid within Five(5) banking days from the date of receipt by Buyer of the Refund Guarantee (Exhibit A) from Builder’s Bank by authenticated SWIFT MESSAGE to the Buyer’s Financing Bank (as defined in Article X.3) for the Vessel.

(b)	Second Instalment:

Twenty percent (20%) of the Contract Price, amounting to United States Dollars                                         (USD        ) shall be paid within Five(5) banking days from the date of receipt by Buyer of a notice from Builder confirmed by the Classification Society that the steel cutting of the Vessel has been commenced.

(c)	Third Instalment:

Twenty percent (20%) of the Contract Price, amounting to United States Dollars                                         (USD        .-) shall be paid within Five(5) banking days from the date of receipt by Buyer of a notice from Builder confirmed by the Classification Society that the keel laying for the first block of the Vessel has been completed.

(d)	Fourth Instalment:

Twenty Five percent (25%) of the Contract Price amounting to United States Dollars Thirteen Million                                          (USD        .-) shall be paid within Five(5) banking days from the date of receipt by Buyer of a notice from Builder confirmed by the Classification Society that the Launching of the Vessel has been completed.

(e)	Fifth Instalment:

Twenty Five percent (25%) of the Contract Price amounting to United States Dollars                                          (USD        ) plus other sums due to Builder under this Contract and any increase or minus any decrease due to adjustments, if any, to the Contract Price shall be paid upon delivery of the Vessel.

4.	Method of Payment:

(a)	Instalments Payable before Delivery:

After receipt of a notice from Builder, but in any event in or before the due date of the respective Instalment, Buyer shall, at its own cost and expense, remit each of the respective Instalments payable before delivery of the Vessel as provided in Article II.3 by telegraphic transfer to                                          in favour of DAEHAN Shipbuilding Co., Ltd. or to the account of a first class Bank (“Builder’s Bank”) as indicated by Builder at the same time as the relevant notice is given, under advice by authenticated SWIFT message to                                          or Builder’s Bank by the remitting bank.

(b)	Instalment Payable on Delivery:

Upon receipt by Buyer of Builder’s notice of the scheduled delivery date of the Vessel (Builder shall notify Buyer Fourteen (14) days prior to the scheduled delivery date), Buyer shall, at its own cost and expense open an account in the name of Buyer or in the name of the Buyer’s financing bank with                  or Builder’s Bank at least Seven (7) days before the scheduled delivery date of the Vessel. At least Three (3) banking days prior to the scheduled delivery date the Buyer at its own cost and expense shall deposit the Fifth Instalment (as provided in Article II.3) by telegraphic transfer to the said account with                  or Builder’s Bank in favour of Builder, under advice by authenticated SWIFT message to Builder’s Bank by the remitting bank, with irrevocable instruction that the said deposit shall be released to Builder’s account against presentation by Builder to the Builder’s Bank of a duplicate original copy of the Protocol of Delivery and Acceptance of the Vessel signed by Builder and Buyer together with an invoice for the amount due under this instalment.

If the Protocol of Delivery and Acceptance of the Vessel shall not have been signed within Seven (7) banking days of the deposit of the Sixth Instalment it shall be returned to Buyer unless otherwise agreed.

(c)	Prompt payment:

No payment due and payable to Builder under this Contract shall be delayed or withheld by Buyer on account of any dispute or disagreement of whatsoever nature arising between the parties hereto or by the reason of reference of the said dispute or disagreement to arbitration provided for in Article XIII and shall not be subject to any set-off or deduction.

Time shall be of the essence of this Contract in respect of payment of any of the Instalments and/or interest thereon.

5.	REFUND GUARANTEE

The BUILDER shall, prior to the payment of the first instalment arrange for delivery to the BUYER’S financing bank by authenticated SWIFT of an assignable letter of guarantee issued by the BUILDER’S BANK (the “Refund Guarantor) for the refund of the pre-delivery instalments plus interest as aforesaid to the BUYER under or pursuant to Paragraph 3 of Article X in the form annexed hereto as Exhibit “A”, subject to it being is acceptable to BUYER’s financial bank. All expenses in issuing and maintaining the letter of guarantee described in this Paragraph shall be borne by the BUILDER. The BUYER shall advise the BUILDER of the details of the BUYER’s bank including the SWIFT address upon execution of this CONTRACT.

The Builder shall provide all assistance and co-operation necessary including any application to the Bank of Korea to obtain a replacement Refund Guarantee in the event of any assignment or novation by the Buyer as contemplated by Article XI (b) below.

In the event that Buyer is obliged under the terms of the Refund Guarantee to return the original of the Refund Guarantee to the issuer thereof, if Buyer fails to do so within fourteen (14) days after it has become so obliged, Buyer shall be liable to indemnify Builder against all and any fees which Builder is required to pay to that issuer in respect of the Refund Guarantee after the expiry of that fourteen (14) day period.

6.	Corporate Guarantee:

Within a reasonable time from execution of this Contract, Buyer shall furnish to Builder an irrevocable and unconditional corporate guarantee (the “Corporate Guarantee”) duly executed and issued by a guarantor (the “Corporate Guarantor”) acceptable to Builder and or Builder’s

Bank (as the case may be), covering and guaranteeing the due performance of Buyer’s obligations under this Contract including, but not limited to, the payment of the Contract Price and taking delivery of the Vessel in accordance with the provisions of this Contract and substantially in the form annexed hereto as Exhibit “B”. The Corporate Guarantor shall on demand furnish to Builder evidence satisfactory to Builder of its power and authority to enter into the Corporate Guarantee and as to the execution thereof by its duly authorised representative. The Corporate Guarantee shall continue in full force and effect until the full performance of all of Buyer’s obligations under or in connection with this Contract.

ARTICLE III. ADJUSTMENT OF CONTRACT PRICE

The Contract Price shall be subject to adjustment as hereinafter set out in the following circumstances. Any reduction of the Contract Price pursuant to this Article is by way of liquidated damages and not by way of penalty:

1.	Delayed Delivery:

(a)	No adjustment shall be made and the Contract Price shall remain unchanged for the first Thirty (30) days of delay in delivery of the Vessel beyond the Delivery Date as defined in article VII 1. (a) (ending as of twelve o’clock midnight, Korean time of the Thirtieth (30th) day of delay).

(b)	If the delivery of the Vessel, for causes for which Builder is liable, is delayed more than Thirty (30) days after the Delivery Date, then, in such event, beginning at twelve o’clock midnight of the Thirtieth (30th) day after the Delivery Date, the Contract Price shall be reduced by deducting therefrom as follows:

31st - 210th day	USD .-per day

However, the total reduction in the Contract Price shall not exceed the amount due to cover a delay of One Hundred Eighty (180) days counting from midnight of the Thirtieth (30th) day after the Delivery Date at the above specified rate of reduction.

(c)	If such delay in delivery of the Vessel continues, due to Builder’s default, for a period of One Hundred Eighty (180) days or more from the Thirty-first (31st) day after the Delivery Date, in such event, and after such period has expired, Buyer may, at its option, terminate this Contract in accordance with the provisions of Article X, or accept the Vessel with a total reduction in the Contract Price of United States Dollars (USD .-).

Builder may, at any time after the expiration of the aforementioned Two Hundred and Ten (210) days of delay in delivery, if Buyer has not served notice of termination as provided in Article X, notify Buyer of the expected future date for delivery and demand in writing that Buyer shall make an election, in which case Buyer shall, within Ten (10) days after such demand is delivered to Buyer, notify Builder of its termination of this Contract or acceptance of the revised future date for delivery. If the Vessel is not delivered by such revised future date for delivery, Buyer shall have the same right of termination upon the same terms and conditions as hereinabove provided. If Buyer fails to notify Builder of its termination of this Contract as specified above within such Ten (10) days period, Buyer shall be deemed to have consented to the delivery of the Vessel at the future date for delivery proposed by Builder.

(d)	For the purpose of this Article, the delivery of the Vessel shall be deemed to be delayed when and if the Vessel, after taking into full account of all postponements of the

Delivery Date by reason of permissible delays as defined in this Contract, is not delivered by the date upon which the delivery is required under the terms of this Contract.

2.	Insufficient Speed:

(a)	The Contract Price shall not be affected or changed by reason of a deficiency in the actual speed of the Vessel, as determined on the basis of trial run, being less than Three-tenths (3/10) of One (1) knot below the guaranteed peed of the Vessel at the designed draft in the conditions as set out in the Specifications.

(b)	If the deficiency in actual speed of the Vessel amounts to or exceeds Three-tenths (3/10) of One (1) knot below the guaranteed speed of the Vessel at the design draft (fractions less than One-tenth (1/10) of One (1) knot of deficiency to be taken into account pro rata), the Contract Price shall be reduced as follows:

Deficiency in Actual Speed		Total Reduction

Three-tenths	of a knot	USD
Four-tenths	of a knot	USD
Five-tenths	of a knot	USD
Six-tenths	of a knot	USD
Seven-tenths	of a knot	USD
Eight-tenths	of a knot	USD
Nine-tenths	of a knot	USD
One knot		USD

The above amounts in this sub-paragraph (b) are not cumulative.

(c)	If the deficiency in actual speed of the Vessel as determined during the trial run is more than One (1) full knot below the guaranteed speed of the Vessel at the designed draft, Buyer may, at its option, reject the Vessel in accordance with Article VI.4 and terminate this Contract in accordance with the provisions of Article X, or accept the Vessel with a total reduction in the Contract Price of United States Dollars (USD .-).

3.	Excessive Fuel Consumption:

(a)	The Contract Price shall not be affected or changed by reason of the actual specific fuel consumption of the Vessel’s main engine, as determined by a shop trial of the engine manufacturer according to the Specifications, exceeding the guaranteed specific fuel consumption of the Vessel’s main engine, if such excess is not more than Five percent (5%) of the guaranteed specific fuel consumption in the conditions as set out in the Specifications.

(b)	If the actual specific fuel consumption exceeds Five percent (5%) over the guaranteed fuel consumption of the Vessel’s main engine, the Contract Price shall be reduced by the sum of United States Dollars (USD -) for each full One percent (1%) increase in specific fuel consumption above said Five percent (5%) (fractions of less than 1% to be taken into account pro rata), up to a maximum of Ten percent (10%) above the guaranteed specific fuel consumption of the Vessel’s main engine.

(c)	If the actual specific fuel consumption exceeds Ten percent (10%) above the guaranteed specific fuel consumption of the Vessel’s main engine, Buyer may, at its option, reject the Vessel in accordance with Article VI.4 and terminate this Contract in accordance with the provisions of Article X, or accept the Vessel with a total reduction in the Contract Price of United States Dollars (USD .-).

4.	Deadweight below contract requirements:

(a)	The Contract Price shall not be affected or changed by reason of a deficiency in the actual deadweight of the Vessel, being not more than 180,000 metric tons below the guaranteed deadweight at the scantling draft in the conditions as set out in the Specifications.

(b)	If the deficiency in the actual deadweight of the Vessel exceeds 2,000 metric tons below the guaranteed deadweight at the design draft, the Contract Price shall be reduced by the sum of United States Dollars (USD ) for each full metric ton of such deficiency in excess of 2,000 metric tons (but disregarding fractions of a ton) up to a maximum deficiency of 4,000 metric tons.

(c)	if the deficiency in the actual deadweight of Vessel is more than 4,000 metric tons below the guaranteed deadweight at the design draft, then, Buyer may, at its option, reject the Vessel in accordance with Article VI.4 and terminate this Contract in accordance with the provisions of Article X, or accept the Vessel with a total reduction in the Contract Price of United States Dollars (USD ).

5.	Conclusive Pecuniary Compensation:

The liquidated damages hereunder shall be the conclusive pecuniary compensation recoverable in connection with each particular event stated herein and Builder shall not be liable for any additional compensation claimed by Buyer in relation to such particular event and its consequential events.

6.	Effect of Termination:

If Buyer terminates this Contract for any reason whatsoever, Buyer shall not be entitled to any liquidated damages.

ARTICLE IV. APPROVAL OF PLANS AND DRAWINGS AND INSPECTION DURING CONSTRUCTION

1.	Approval of Plans and Drawings:

(a)	Builder shall submit to Buyer three (3) copies of each of the plans and drawings, the list of which shall be mutually agreed upon between the parties hereto, for its approval. Buyer shall, within Fourteen (14) days after receipt thereof, return to Builder One (1) copy of such plans and drawings with Buyer’s approval or comments (if any) written thereon. A list of plans and drawings to be so submitted to the Buyer shall be mutually agreed upon between the parties hereto.

If from the nature of the comment a further review of revised plan and drawing is required, the BUILDER will re-submit same to the BUYER.

When and if the BUYER’S REPRESENTATIVE shall have been sent by the BUYER to the SHIPYARD in accordance with Paragraph 2 of this Article, the BUILDER may submit the remainder, if any, of the plans and drawings in the agreed list, to the BUYER’S REPRESENTATIVE for his approval, unless otherwise agreed upon between the parties hereto, (however important plan and drawing may only be approved by the BUYER’s head office)

(b)	If the above comments made by Buyer are not clearly specified or detailed, the Builder shall seek clarification and in the absence of prompt clarification within One (1) working day thereof may place its own interpretation on such comments in implementing the same.

(c)	If Buyer or the Representative shall fail to return the plans and drawings to Builder within the time limit as above provided, such plans and drawings shall be deemed to have been approved or confirmed without any comment.

2.	Appointment of Buyer’s Representative:

Buyer shall in due time despatch to and maintain at the Shipyard, at Buyer’s own cost and expense, one or more representative(s) (the “Representative” or the “Representatives”) who shall be duly authorized in writing by Buyer to act on behalf of Buyer in connection with confirmation of the Production Schedule, approval of the plans and drawings, attendance to the tests and inspections relating to the Vessel, its machinery, equipment and outfit and any other matters for which he is authorized by Buyer.

3.	Inspection:

The necessary tests and inspections of the Vessel, her machinery, equipment and outfit either as required by the Classification Society or by other applicable regulatory bodies or as agreed by the parties hereto, shall be carried out by the Classification Society, other regulatory bodies and/or an inspection team of Builder throughout the entire period of construction, in order to ensure that the construction of the Vessel is duly performed in accordance with this Contract and the Specifications. During construction of the Vessel the Representative shall have the right to attend such tests and inspections of the Vessel, her machinery and equipment as mutually agreed between Buyer and Builder.

Builder shall give a reasonable advance notice to the Representative of the date and place of such tests, trials and inspections which may be attended by him. Failure by the Representative to be present at such tests, trials and inspections after due notice to him as aforesaid shall be deemed to be a waiver of the Representative’s right to be present. In the event that Builder needs an inspection for coating work to be made during non-working hours for smooth progress of work, the Representative shall exercise his best endeavour to attend such inspection provided that Builder has given a reasonable advance notice to the Representative.

In working hours during construction of the Vessel until delivery thereof, the Representative shall, provide that he shall comply with the Shipyard’s HSE policy(Health, Safety and Environment), be permitted free and ready access to the Vessel, her machinery and equipment, and to any other place where work on the Vessel is being done, or materials are being processed or stored in connection with the construction of the Vessel, including the yards, workshops, stores and offices of Builder, and the premises of subcontractors of Builder, who are doing work or storing materials in connection with the Vessel’s construction.

If the Representative discovers any construction, material or workmanship which he considered not to conform to the requirements of this Contract and/or the Specifications, the Representative shall promptly give Builder a notice in writing specifying the alleged non-conformity. Upon receipt of such notice from the Representative, Builder shall correct such non-conformity, if Builder agrees to his view. Any disagreement shall be resolved in accordance with Article XIII.1.

If a non compliance to the Specifications is discovered at any time but during the construction period, the Builder shall rectify it.

If the Classification Society or an arbitrator enters a determination in favour of Buyer, then in such case Builder shall correct such non-conformity, or if such corrections cannot be made in time to meet the construction schedule for the Vessel, Builder shall make fair and reasonable adjustment of the Contract Price in lieu of such corrections. If the Classification Society or the arbitrator enters a determination in favour of Builder, then the time for delivery of the Vessel shall be extended for the period of delay in construction, if any, occasioned by such proceedings, and Buyer shall compensate Builder for the proven loss and damages incurred by Builder as a result of the dispute herein referred to.

4.	Facilities:

Builder shall furnish the Representatives free of charge, with adequate and suitable office space equipped with desks, chairs, tables, filing cabinets, book shelves, internal and external telephone extensions, international line for telefax machine, internet access and printer at, or in the immediate vicinity of the Shipyard and shall make available the use of such other reasonable facilities as may be necessary to enable them to carry out their duties effectively, according to Builder’s practice. However, Buyer shall pay telephone and telefax charges, and shall reimburse costs and expenses for installation of any additional telefax or external telephone lines and facilities and office equipment and furniture, if any provided additionally.

5.	Liability of Builder:

The Representative(s) shall at all times be deemed to be the employee(s) of Buyer and not of Builder.

Builder shall be under no liability whatsoever to Buyer, or the Representative(s) for personal injuries or death, whether or not suffered during the time when he or they are on the Vessel, or within the premises of either Builder or its subcontractors, or are otherwise engaged in and about the construction of the Vessel, unless such personal injuries or death are caused by gross negligence of Builder. Without prejudice to the foregoing, in the event that such injury or death is caused by the fault (other than gross negligence) of Builder, its employees, agents or subcontractors, Buyer shall assume the liability (if any) which Builder, its employees, agents and/or subcontractors may otherwise have had in respect of or for the relevant injury or death (as the case may be).

Nor shall Builder be under any liability whatsoever to Buyer, or the Representative(s) for damage to, or loss or destruction of property of Buyer or of the Representative(s) in the Shipyard, unless such damage, loss or destruction is caused by gross negligence of Builder. Without prejudice to the foregoing, in the event that such damage, loss or destruction is caused by the fault (other than gross negligence) of Builder, its employees, agents or subcontractors, Buyer shall assume the liability (if any) which Builder, its employees, agents and/or subcontractors may otherwise have had in respect of or for the relevant damage, loss or destruction (as the case may be).

Buyer shall keep Builder, its employees, agents and subcontractors indemnified and harmless from and against all and any proceedings, costs, claims, expenses and liabilities whatsoever brought, caused or incurred by or in respect of personal injuries or death or damage to or for loss of or destruction of property suffered as aforesaid by Buyer or the Representative(s), provided that Buyer shall have no obligation to keep Builder indemnified and harmless as prescribed above in respect of any such injuries, death, damage, loss or destruction caused by the gross negligence of Builder or any of its employees, agents or subcontractors.

6.	Responsibility of Buyer:

Buyer shall advise Builder in advance of the names, experiences and scope of authority of the Representative(s) and of any other information pertaining to their qualifications. If Builder shall have reasonable cause to disapprove of any of the Representative(s), it shall so advise Buyer and Buyer shall take proper action If Buyer believes same is warranted.

Buyer shall undertake and assure that Buyer’s Representative(s) shall carry out their duties hereunder in accordance with good shipbuilding practice and in such a way as to avoid any unnecessary increase in building cost or delay in the production schedules of Builder. The Representative(s) shall abide by the work rules and regulations prevailing at the premises of Builder and its subcontractors.

Builder has the right to request Buyer to replace any Representative(s) if deemed unsuitable and unsatisfactory for the proper progress of the Vessel’s construction. If Buyer considers that such Builder’s request is justified, Buyer shall effect such replacement as soon as conveniently arrangeable.

ARTICLE V. MODIFICATIONS

1.	Modification of Specifications:

The Specifications and Plan may be modified to a minor extent by written agreement of the parties hereto, provided that such modifications will not, in Builder’s reasonable judgement, adversely affect Builder’s planning or program in relation to Builder’s other commitments, and provided, further, that Buyer shall first agree, before such modifications and/or changes are carried out, to alterations in the Contract Price, the Delivery Date, deadweight, speed and other terms and conditions of this Contract and Specifications occasioned by or resulting from such modifications and/or changes within Seven (7) days from the receipt by Buyer of Builder’s proposal. Builder has the right to continue construction of the Vessel on the basis of the Specifications and Plan until agreement as above has been reached.

An agreement to modify this Contract or the Specifications and Plan shall be effected by an exchange of letters signed by the authorized representatives of the parties or by an addendum to this Contract and/or the Specifications.

Builder may also make /minor changes to the Specifications including, but not limited to, the dimensions and characteristics of the Vessel, if found necessary to suit the Shipyard’s local conditions and facilities, the availability of materials and equipment, introduction of improved methods or otherwise, provided that Builder shall first obtain Buyer’s approval, which shall not be unreasonably withheld or delayed. In the event that Buyer intends not to give such approval, Buyer shall submit the detailed reasons for such rejection to Builder promptly (in any event within Seven (7) days of receiving Builder’s request for such approval), failing which Buyer shall be deemed to have given such approval.

2.	Change in Class, etc.:

If after the date of this Contract, any requirements of the Classification Society, or of other rules and regulations specified in Article 1.3 (or the interpretation thereof by the relevant body), to which the construction of the Vessel is required to conform, are changed by the Classification Society or other regulatory bodies authorized to make such changes, the following provisions shall apply:

(a)	If the changes are compulsory for the Vessel, any of the parties hereto, upon receipt of information from the Classification Society or such other regulatory bodies, shall promptly transmit the same to the other in writing, and Builder shall thereupon incorporate such changes into the construction of the Vessel, provided that Buyer shall first have agreed to adjustments required by Builder in the Contract Price, the Delivery Date, deadweight, speed and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such changes within Ten (10) days from the receipt by Buyer of Builder’s proposal. Builder has the right to continue construction of the Vessel on the basis of the unmodified Specifications unless and until such agreement has been reached between the parties in writing.

(b)	If the changes are not compulsory for the Vessel, but Buyer desires to incorporate any of them into the construction of the Vessel, Buyer shall notify Builder of that intention. Builder may accept such changes, provided that such changes will not in its reasonable judgement adversely affect Builder’s planning or program in relation to Builder’s other commitments, and provided, further, that Buyer shall first have agreed to adjustments required by Builder in the Contract Price, the Delivery Date, deadweight, speed and other terms and conditions of this Contract and the Specifications occasioned by or resulting from such changes within Ten (10) days from the receipt by Buyer of Builder’s proposal.

Agreements as to any changes under this Article V.2 shall be made in the same manner as provided in Article V.1 for modifications or changes to the Specifications.

Any delay in the construction of the Vessel caused by Buyer’s delay in making a decision or agreement as above shall constitute a permissible delay under this Contract.

3.	Substitution of Materials:

If any of the materials or equipment required by the Specifications or otherwise under this Contract for the construction of the Vessel are in short supply or cannot be procured in time to maintain the Delivery Date of the Vessel or are unreasonably high in price as compared with prevailing international market rates,, Builder may, provided that Buyer shall so agree in writing (which agreement shall not be unreasonably withheld), supply other materials capable of meeting the requirements of the Classification Society and of the rules, regulations and requirements bodies with which the construction of the Vessel must comply. Any agreement as to substitution of materials shall be effected in the manner as provided in Article V.1.

ARTICLE VI. TRIALS

The Builder shall carry out and run the tests and trials on the VESSEL in the manner and to the extent as described in the SPECIFICATIONS

1.	Notices:

Builder shall notify Buyer in writing by e-mail or fax tentatively at least Twenty (20) days in advance of the expected time and place of the trial run of the Vessel, and Buyer shall promptly acknowledge receipt of such notice. Such date shall be confirmed by Builder at least Five (5) days in advance. However, if the trial run of the Vessel is postponed or delayed due to unfavourable weather conditions and/or unreadiness of the Vessel for the trial run then no fresh notice under this Article V1.1 shall be required.

Buyer shall have the Representative(s) and such other persons as Buyer may require in writing on board the Vessel to witness the trial run. Failure by the Representative(s) to attend the trial run of the Vessel for any reason whatsoever after due notice to Buyer as above provided shall be deemed to be a waiver by Buyer of its right to have the Representative(s) on board the Vessel at the trial run, and Builder may conduct the trial run without the Representative(s) being present, provided that a representative of the Classification Society shall be on board the Vessel for such trial run. In such case Buyer shall be obliged to accept the Vessel on the basis of a certificate of Builder, confirmed by the Classification Society, if applicable, that the Vessel, on the trial run, is found to conform to this Contract and the Specifications. In any event Builder shall promptly supply to Buyer a copy of all records of tests and trials carried out with regard to the Vessel, her machinery and equipment.

2.	Weather Conditions:

The trial run shall be carried out under weather which are deemed favourable enough in the reasonable judgement of Builder in accordance with the Specifications. In the event of unfavourable weather on the date specified for the trial run, the same shall take place on the first available day thereafter that weather conditions permit.

It is agreed that if during the trial run the weather should suddenly become so unfavourable that the satisfactory conduct of the trial run can no longer be continued, the trial run shall be discontinued and postponed until the next following favourable day, unless Buyer shall assent in writing to a request from Builder to accept the Vessel on the basis of the trial run already made before such discontinuance occurred.

Any delay in the trial run caused by unfavourable weather conditions shall be deemed a permissible delay in the delivery of the Vessel and shall operate to postpone the Delivery Date by the period of delay involved.

3.	How Conducted:

(a)	All expenses in connection with the trial run are for the account of Builder, and Builder shall provide at its own expense the necessary crew to comply with the requirements of safe navigation. The trial run shall be conducted in the manner prescribed in the Specifications, and shall prove fulfilment of the performance requirements for the trial run as set forth in the Specifications. The course of the trial run shall be determined by Builder. Builder shall have the right to conduct preliminary trials and to repeat any trial whatsoever as it deems necessary.

(b)	Notwithstanding Article VI.3(a), lubricating oils and greases necessary for the trial run shall be supplied by Buyer at the Shipyard prior to the time advised by Builder for the conduct of tests and trials as stated in the Specifications, and Builder shall pay Buyer upon delivery of the Vessel the cost of the quantities of lubricating oils and greases consumed during the trial run at their original purchase prices. In measuring such consumed quantities, lubricating oils and greases remaining in the main engine, sump-tanks, other machinery and in pipes, stern tube and the like, shall be excluded.

The quantities of lubricating oils and greases to be supplied by Buyer as aforesaid shall be in accordance with the instructions of Builder. The fuel oil as well as lubricating oils and greases shall be in accordance with the engine specifications and Buyer shall advise Builder of the suppliers’ names for lubricating oils and greases in due time, provided always that such suppliers shall be acceptable to Builder and/or the makers of all the machinery.

4.	Method of Acceptance or Rejection:

(a)	If during any sea trial any breakdowns occur entailing interruption or irregular performance which can be repaired on board, the trial shall be continued after repairs and be valid in all respects. However, if the Vessel must return to a port to enable the breakdown to be remedied, then trials interrupted by such breakdown shall be repeated in their entirety and repaired equipment shall be fully re-tested.

(b)	As soon as practicable after satisfactory completion of the trial run, Builder shall give Buyer a report thereon and notice that Builder considers that the results of the trial run indicate conformity of the Vessel to this Contract and the Specifications. Buyer shall, within Three (3) working days after receipt of such notice from Builder, notify Builder of its acceptance or rejection of the Vessel on the basis of its conformity with the requirements of this Contract and the Specifications.

(c)	If the results of the trial run indicate that the Vessel, or any part or equipment thereof, does not conform to the requirements of this Contract and/or the Specifications, then, Builder shall take the necessary steps to correct such non-conformity. Upon completion of correction of such non-conformity, Builder shall give Buyer notice thereof. Buyer shall, within Two (2) working days after receipt of such notice from Builder notify Builder of its acceptance or rejection of the Vessel. However, Buyer shall not be entitled to reject the Vessel by reason of any minor or insubstantial defect or non-conformity judged from the viewpoint of standard shipbuilding practice but in such case, the Builder shall not be released from its obligation to correct and/or remedy such minor or insubstantial non-conformity as far as practicable during the Warranty Period.

(d)	If Buyer considers that the results of the trial run indicate that the Vessel or any part or equipment thereof does not conform to this Contract and/or the Specifications, Buyer shall indicate in detail in a notice of rejection in what respect the Vessel or any part or equipment thereof, does not in its opinion conform to this Contract and/or the Specifications.

(e)	If Buyer fails to notify Builder in writing or telefax confirmed in writing of the acceptance or rejection of the Vessel together with the reason therefor within the period as provided in Article VI.4 (b) or (c), Buyer shall be deemed to have accepted the Vessel.

(f) Builder may dispute the rejection of the Vessel by Buyer under this Article VI.4, in which case the matter shall be submitted for final decision by arbitration in accordance with Article XIII.

5.	Effect of Acceptance:

Acceptance of the Vessel as above provided shall be final and binding so far as the conformity of the Vessel to this Contract and the Specifications is concerned, and shall preclude Buyer from refusing formal delivery of the Vessel as hereinafter provided, if Builder complies with all procedural requirements for delivery of the Vessel as provided in Article VII

6.	Disposition of Surplus Consumable Stores:

Should any fuel oil, fresh water or consumable stores furnished by Builder for the trial run remain on board the Vessel at the time of delivery thereof to Buyer, Buyer agrees to buy the same from Builder at the original purchase prices thereof, and payment by Buyer shall be made upon delivery of the Vessel.

ARTICLE VII. DELIVERY DATE AND DELIVERY

1.	Time and Place:

(a)	Delivery Date and Place:

The Vessel shall be delivered safely afloat at either a berth at the Shipyard or at a suitable berth or at near the Shipyard in South Korea by Builder to Buyer on before                                        , after completion of trials and acceptance by the Buyer in accordance with the terms of Article VI, except that, in the event of delays in the construction of the Vessel or any performance required under this Contract due to causes which under the terms of this Contract permit postponement of the date for delivery, the aforementioned date for delivery of the Vessel shall be postponed accordingly. The aforementioned date, or such later date to which the requirement of delivery is postponed pursuant to such terms, is herein called the “Delivery Date”.

With Sixty (60) days prior written notice to Buyer of its intention to deliver the Vessel early, Builder shall be entitled to deliver the Vessel to Buyer up to Sixty (60) days earlier than the Delivery Date. The Delivery Date shall not be affected or changed by such notice or by Builder’s failure to deliver the Vessel early as stated in such notice.

(b)	Actual Delivery Date:

The Actual Delivery Date shall mean the date on which Builder shall have actually delivered the Vessel to Buyer.

2.	When and How Effected:

Provided that Buyer shall have fulfilled all of its obligations under this Contract (including, but not limited to, full payment of the Contract Price and settlement of any indebtedness to Builder), delivery of the Vessel shall be duly made hereunder by Builder and such delivery shall be evidenced by a Protocol of Delivery and Acceptance signed by the parties hereto, acknowledging delivery of the Vessel by Builder and acceptance thereof by Buyer.

3.	Documents to be Delivered to Buyer:

Upon delivery and acceptance of the Vessel, Builder shall deliver to Buyer the following documents which shall accompany the Protocol of Delivery and Acceptance:

(a)	Protocol of Trials (including the results of the Main Engine Shop Trials) of the Vessel made pursuant to this Contract and the Specifications.

(b)	Protocol of Inventory of the equipment of the Vessel, including spare parts and the like, all as specified in the Specifications.

(c)	Protocol of Stores of Consumable Nature referred to under Article Vl.3(b), including the original purchase price thereof.

(d)	All Certificates including Builder’s Certificate required to be furnished upon delivery of the Vessel pursuant to this Contract and the Specifications and customary shipbuilding practice. It is agreed that if, through no fault on the part of Builder, the classification certificate and/or other certificates are not available at the time of delivery of the Vessel, provisional certificates free of conditions of Class or statutory conditions shall be accepted by buyer, provided that Builder shall furnish to Buyer the formal/full term certificates as promptly as possible after such formal certificates have been issued and in any case not later than the expiry of the provisional certificates.

(e)	Declaration of Warranty of Builder that the Vessel is delivered to Buyer free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the Buyer’s title thereto and in particular, that the Vessel is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by the Korean governmental authorities, as well as of all liabilities of Builder to its subcontractors, employees and crew, and of all liabilities arising from the operation of the Vessel in trial runs, or otherwise, prior to delivery except as otherwise provided under this Contract.

(f)	Drawings, Plans and Manuals or other documentation pertaining to the Vessel as stipulated in the Specifications, which shall be furnished to the Buyer at no additional cost.

(g)	Commercial Invoice

(h)	Bill of Sale, notarially attested and legalised by Apostille, transferring title to the Vessel free of all liens, claims, mortgages and other encumbrances whatsoever.

(i)	Builder’s Certificate, notarially attested and legalised by Apostille.

(j)	Necessary documents required to be issued by the Builder and the Classification Society for the Buyer’s registration of the Vessel prior to Delivery date at no additional cost to the Buyer as per shipbuilding practice.

4.	Tender of Vessel:

If Buyer fails to take delivery of the Vessel after completion thereof according to this Contract and the Specifications, the Builder shall have the right to tender the delivery of the Vessel to Buyer. Such tender shall be made by Builder by a notice to Buyer stating that the Vessel is tendered for delivery pursuant to Article VII.4 of the Contract.

5.	Title and Risk:

The title to and risk of the Vessel shall pass to the Buyer only upon delivery and acceptance thereof having been completed as stated above, and the title to and risk of the Vessel and her equipment shall remain with Builder until such delivery is effected.

6.	Removal of Vessel:

Buyer shall take possession of the Vessel immediately upon delivery and acceptance thereof and shall remove the Vessel from the premises of the Shipyard within three (3) days after delivery and acceptance thereof is effected. If Buyer shall not remove the Vessel from the premises of the Shipyard within the aforesaid three (3) days, then, in such event Buyer shall pay to Builder reasonable mooring charges for the Vessel.

ARTICLE VIII. DELAYS AND EXTENSION OF TIME FOR DELIVERY (FORCE MAJEURE)

1.	Causes of Delay:

If at any time before the delivery of the Vessel, either the construction of the Vessel or any performance required hereunder is delayed due to Acts of God; acts of princes or rulers; requirements of government authorities; war or other hostilities or preparations therefor; blockade, revolution, insurrections, mobilization, civil war, civil commotion or riots; vandalism;

sabotage; strikes or lockouts; plague or other epidemics; quarantines; flood, typhoons, hurricanes, storms or other abnormal weather conditions not included in normal planning; earthquakes; tidal waves; landslides; lightning, explosions, collisions or strandings; embargoes; import restrictions; defects in major forgings or castings; delay in delivery or inability to take delivery thereof (provided that such materials and equipment at the time of ordering could reasonably be expected by Builder to be delivered in time); prolonged failure, shortage or restriction of electric current, oil or gas supplies; defects in materials, machinery or equipment which could not have been detected by Builder using reasonable care (provided same did not result from Builder’s failure to take the reasonable and necessary measures to avoid any such delay); delays caused by the Classification Society or other bodies whose documents are required; destruction of or damage to the Shipyard or works of Builder, suppliers, or of or to the Vessel or any part thereof, by any causes herein described; delays caused by any faulty action or omission on the part of Buyer (but without prejudice to any other rights of Builder under this Contract); then and in any such case, the Delivery Date shall be postponed for such period as the delivery of the Vessel is delayed thereby, provided that the Builder shall use all reasonable efforts to mitigate any delay in the construction of the Vessel, resulting from such events. Such delays must be continuous for a period of at least One (1) day, otherwise the Builder cannot claim an extension to the Delivery Date for such individual events.

2.	Definition of Permissible Delay:

Delays on account of such causes as specified in Article VIII.1 and any other delays of a nature which under the terms of this Contract permit postponement of the Delivery Date shall be understood to be permissible delays and are to be distinguished from unauthorized delays on account of which the Contract Price is subject to adjustment as provided in Article III.

3.	Notice of Delay:

(a)	As soon as practically possible, but not later than Ten (10) days after the commencement of any cause of delay, on account of which Builder claims that it is entitled under this Contract to a postponement of the Delivery Date, Builder shall (if practically possible) notify Buyer of the date, the cause of delay which has occurred and, its expected duration and shall provide the Buyer if reasonably available with evidence to justify the delay claimed.

(b)	Within Ten (10) days after the ending of such cause of delay, if practically possible, Builder shall notify Buyer in writing of the date such cause of delay ended.

(c)	Builder shall also notify Buyer of the period by which the Delivery Date is postponed by reason of such cause of delay with all reasonable despatch after it has been determined. Failure by Buyer to object to Builder’s claim for postponement of the Delivery Date within ten (10) days after receipt by Buyer of such notice of claim shall be deemed to be a waiver by Buyer of its right to object to such postponement of the Delivery Date.

4.	Right to Terminate Contract for Excessive Delay:

If the total accumulated time of all permissible and non-permissible delays, excluding delays due to (i) arbitration under Article XIII, (ii) the BUYER’s defaults under Article XI, (iii) modifications and changes under Article V or (iv) delays or defects in the BUYER’s supplies as stipulated in Article XVII, aggregates two hundred and seventy (270) days or more, then, the BUYER may, at any time thereafter, cancel this CONTRACT by giving a written notice of cancellation to the BUILDER. Accordingly the Buyer may cancel the Contract in a similar manner, if total accumulated time of all non permissible delays aggregates two hundred ten (210) days or more.

If Buyer has not served notice of termination as provided in Article X, Builder may, at any time after the said accumulated time justifying termination by Buyer has occurred, notify Buyer of the expected future date for delivery and demand in writing that Buyer shall make an election, in which case Buyer shall, within Ten (10) days after such demand is delivered to Buyer, notify Builder of either its termination of this Contract or its acceptance of the revised future date for delivery specified by Builder. If the Vessel is not delivered by such revised future date, Buyer shall have the same right of termination upon the same terms and conditions as above provided. If Buyer fails to notify Builder of its termination of this Contract as specified above within such within Ten (10) days period, Buyer shall be deemed to have consented to the delivery of the Vessel at the revised future date for delivery.

ARTICLE IX. WARRANTY OF QUALITY

1.	Guarantee:

Subject to the provisions hereinafter set out, Builder undertakes (by way of post-delivery guarantee against defects in the Vessel) to remedy or replace, free of charge to Buyer, any defects in the Vessel which are due to defective design, materials, construction, miscalculation, and/or improper workmanship on the part of the Builder and/or its subcontractors, provided that the defects shall appear or be discovered during a period of Twelve (12) months after the Actual Delivery Date, or as for repairs or repaired or replaced parts Twelve (12) months from the date of repair or replacement, but not exceeding Eighteen (18) months from the Actual Delivery Date (the “Warranty Period”) and a written notice thereof is duly given to Builder as prescribed below. For the purpose of this Article IX, the Vessel includes her hull, coating, all its machinery, equipment, appliances and gear, but excludes material, machinery and equipment which have been supplied by or on behalf of Buyer.

If further warranty or guarantee provided by any subcontractor or supplier is of wider scope or remains in effect after the expiry of Builder’s guarantee laid down in this Clause, such additional warranty shall be assigned to the Buyer on expiry of Builder’s warranty.

2.	Notice of Defects:

Buyer or its duly authorised representative shall notify Builder in writing or by e-mail or facsimile of any defects for or in respect of which claim is made under the aforesaid guarantee as promptly as possible (in any event, within 10 days) after the discovery thereof. Buyer’s notice shall describe the nature and extent of each of the defects and contain photos of each of those defects. Builder shall in any event have no obligation whatsoever for or in respect of any defect if such notice of defect is not received by Builder in relation to that defect within Ten (10) days after the first discovery thereof. Builder shall also have no obligation whatsoever for or in respect of any defect if such notice of defect is not received by Builder in relation to that effect defect within Fifteen (15) days after expiry of the Warranty Period.

3.	Extent of Builder’s Responsibility:

(a)	Builder shall have no responsibility or liability whatsoever for or in relation to any defects in the Vessel other than the defects specified and guaranteed against in Article IX.1, and Builder shall not be liable in any circumstances whatsoever for any liability or loss other than the relevant cost of remedying the defect or any other consequential or special losses, damages or expenses including, but not limited to, loss of time, loss of profit or earnings or demurrage directly or indirectly occasioned to Buyer by reason of the defects specified in Article IX. 1 or owing to repairs or other works done to the Vessel to remedy such defects.

(b)	Builder shall not be responsible for any defects in any part of the Vessel which may subsequent to delivery of the Vessel have been replaced or in any way repaired by any other contractors (except those approved by Builder), nor for any defect which has been caused or aggravated by omission or improper use and maintenance of the Vessel on the part of Buyer, its servants or agents or by ordinary wear and tear or by perils of the sea, rivers or navigations or by accidents or fire or by any other circumstances whatsoever beyond the control of Builder.

(c)	The undertakings contained in this Article replace and exclude any other liability, guarantee, warranty and/or condition imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and/or sale of the Vessel by Builder for and to Buyer.

4.	Remedy of Defects:

(a)	Builder shall remedy at its expense any defects, against which the Vessel is guaranteed under this Article by making all necessary repairs or replacements at the Shipyard or elsewhere as provided for in (b) herein below.

(b)	However, if it is impractical to bring the Vessel to the Shipyard, Buyer may cause the necessary repairs or replacements to be made at another place suitable for the purpose, provided that, in such event, Builder may forward or supply replacement parts or materials to the Vessel on CIF terms unless such forwarding or supply thereof to the Vessel would impair or delay the operation or working schedule of the Vessel, in this case, Buyer shall be responsible for handling of the replacement parts or materials after Builder’s CIF delivery. Thereafter, Buyer shall first try to have the defects be remedied by the Vessel’s crew as far as practically possible, in which case no compensation by Builder shall be made to Buyer for the works performed by the Vessel’s crew.

If Buyer proposes to cause the necessary repairs or replacements to be made to Vessel at any yard or works other than the Shipyard, Buyer shall before doing so, and in any event as soon as possible, give Builder notice of the time and place where such repairs will be made. If the Vessel is not thereby delayed, nor her operation or working schedule thereby materially impaired, Builder shall have the right to verify by its own or appointed representative(s) the nature and extent of the defects complained of. Builder shall, in such case, promptly advise Buyer after such examination has been completed, of its acceptance or rejection of defects as being covered by the undertakings hereby provided.

Upon Builder’s acceptance of defects as justifying remedy under this Article IX.3.(b), or upon the final award of an arbitration so determining, Builder shall reimburse Buyer the documented expenses incurred by Buyer, at the end of the Warranty Period or at the time of final award of an arbitration, as the case may be, but such reimbursement shall not exceed the average cost quoted by two reputable Shipyards in Singapore, one of which shall be selected by the Buyer and the other shall be selected by the Builder.

(c)	In any case, the Vessel shall at Buyer’s risk and expense be taken to the place chosen and be kept ready in all respects for such repairs or replacements at that place and Builder shall not be responsible for towage, dockage, wharfage, port charges, inspection and underwater survey costs for defects finding, and anything else incurred in Buyer’s getting and keeping the Vessel ready for such repairs and replacements.

(d)	Builder shall have the option to retrieve at its own cost any of the replaced equipment and parts where the defects are remedied in accordance with the provisions of this Article IX.

(e)	Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article XIII.1.(b).

5.	Assignment of Warranty:

Benefits of this Article IX may be assigned by Buyer to a purchaser of the Vessel after the delivery of the Vessel.

6.	Guarantee Engineer

The BUILDER may at the request of the BUYER appoint a guarantee engineer to serve on the VESSEL as its representative for a period of one (1) months from the date the VESSEL is delivered. However, if the BUYER and the BUILDER shall deem it necessary to keep the guarantee engineer on the VESSEL for a longer period, then he shall remain on board the VESSEL after the said one (1) month, but not longer than three (3) months from the delivery of the VESSEL.

The BUYER and its employees shall give such guarantee engineer full cooperation in carrying out his duties as the representative of the BUILDER on board the VESSEL./

The BUYER shall accord the guarantee engineer treatment comparable to the VESSEL’S chief engineer, and shall provide board and lodging at no cost to the BUILDER or the guarantee engineer.

While the guarantee engineer is on board the VESSEL, the BUYER shall pay to the BUILDER as reimbursement for the wage costs of the guarantee engineer the sum of U.S. Dollars              (US$             .-) per month, the expenses of his repatriation to Seoul, Korea by air upon termination of his service, the expenses of his communication with the BUILDER incurred in performing his duties and expenses, if any, of his medical and hospital care in the VESSEL’S hospital.

ARTICLE X. REMEDIES OF BUYER

1.	Builder’s Default:

The Buyer shall have the right to terminate this Contract:

(a)	if Builder becomes insolvent or winding-up proceedings (or their equivalent) are commenced against the Builder and/or the Shipyard;

(b)	if Builder has defaulted under any provision of this Contract and have not rectified same within Fourteen days (14) of being notified by Buyer of such default.

2.	Notice:

The payments made by Buyer prior to the delivery of the Vessel shall be in the nature of advances to Builder. If Buyer shall exercise its right of termination of this Contract under this Article, Article III or Article VIII then Buyer shall immediately notify Builder in writing of its termination of this Contract and such termination shall be effective as of the date when the notice is received by Builder.

3.	Refund by Builder:

Unless Builder duly contests any termination by Buyer by commencing arbitration within Ten (10) working days (as defined below) of receiving the relevant notice of termination pursuant to Article XIII, Builder shall promptly refund to Buyer the full amount of all sums paid by Buyer to

Builder on account of the Vessel, provided that for this purpose the date of commencing arbitration shall be the date on which the Builder appoints an arbitrator and that the term “working day” shall mean a day which is not a public holiday (including a Saturday and a Sunday) in Seoul, New York or London.

The transfer and other bank charges of such refund shall be on the Builder’s account.

In such event, Builder shall pay Buyer interest at the ate of six percent (6%) per annum for the date of such refund on the amount required herein to be refunded to Buyer, computed from the respective date following the date of receipt by Builder of each instalment or advance payment to the date of remittance of such refund to Buyer by Builder,

It is hereby understood by both parties that payment of any interest provided herein is by way of liquidated damages due to cancellation of this CONTRACT and not by way of compensation for use of money.

If, the BUILDER is required to refund to the BUYER the instalments paid by the BUYER to the BUILDER as provided in this Paragraph, the BUILDER shall return to the BUYER all of the BUYER’S supplies as stipulated in Article XVII which were not incorporated into the VESSEL and pay to the BUYER an amount equal to the cost to the BUYER of those supplies incorporated into the VESSEL.

As security for the due performance of its obligations under this Article X, Builder shall provide Buyer with a transferable irrevocable Letter of Guarantee issued by Builder’s Bank, in form and substance as annexed hereto, as Exhibit A, which cover the full amount of all sums paid by Buyer to Builder on account of the Vessel and any interest payable thereon, if a termination will become effective pursuant to this Article (the “Refund Guarantee”).

In the event that Buyer is obliged under the terms of the Refund Guarantee to return the original of the Refund Guarantee to the issuer thereof, if Buyer fails to do so within seven (7) days after it has become so obliged, Buyer shall be liable to indemnify Builder against all and any fees which Builder is required to pay to that issuer in respect of the Refund Guarantee after the expiry of that seven (7) day period.

4.	Discharge of Obligations:

Upon such refundment by Builder to Buyer and the return to the Buyer of all the Buyer’s Supplies, all obligations, duties and liabilities of Builder under this Contract shall be forthwith completely discharged.

ARTICLE XI. REMEDIES OF BUILDER

1.	Definition of Default:

Buyer shall be deemed to be in default under this Contract in any of the following events:

(a)	if Buyer fails to pay any of the Instalments to Builder on the due date for payment thereof under this Contract; or

(b)	if Buyer fails to take delivery of the Vessel when the Vessel is duly tendered for delivery by Builder under the provisions of Article VII;

(c)	if Buyer fails punctually, duly and fully to comply with any of its material obligations under this Contract; or

(d)	if Buyer or the Corporate Guarantor (without the prior written consent of Builder) stops payment of its debts , or ceases or threatens to cease to carry on its business, or is unable to pay its debts as they fall due, or is deemed unable to pay its debts, or enters into any arrangements with its creditors generally, or becomes insolvent, or is in liquidation or administration or subject to any other insolvency procedure in any jurisdiction, or if a receiver, manager, trustee, custodian or analogous officer is appointed in respect of all or any part of its property, undertaking or assets.

2.	Interest and Charges:

If Buyer shall be in default of payment of any Instalment as provided in Article XI.1 (a), Buyer shall pay interest on such Instalment at rate of six percent (6%) per annum from the due date thereof to the date of payment of the full amount including interest to Builder. In case Buyer shall fail to take delivery of the Vessel as provided in Article XI.1(c), Buyer shall be deemed to be in default of payment of the Fifth Instalment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the Vessel is duly tendered for delivery by Builder.

In addition, Buyer shall be liable for all charges and expenses whatsoever incurred by Builder by reason of the occurrence of any default of Buyer or by reason of the exercise by Builder of any remedy under this Article XI.

3.	Effect of Default:

(a)	If any default by Buyer occurs as defined in Article XI.1(a), (b), (c), or (d) the Delivery Date shall be automatically postponed for the period of continuance of such default by Buyer (provided that Builder shall have the right to declare at any stage that the Delivery Date has not been so postponed or has been so postponed only for part of such period) and (for the avoidance of doubt) Builder shall not be obliged to pay any liquidated damages for the delay in delivery of the Vessel caused thereby. In such event, Buyer shall be responsible for all costs and expenses and other losses incurred by Builder by reason of such postponement.

(b)	If any default by Buyer as defined in Article XI.1 (a), (b), (c), or (d) continues for a period of Fourteen (14) days, or if any default by Buyer as defined in Article XI.1(d) occurs, Builder may, at its option, terminate this Contract by giving notice to such effect to Buyer. Upon receipt by Buyer of such notice of termination, this Contract shall forthwith stand terminated and any of Buyer’s Supplies delivered to the Shipyard shall become the sole property of Builder.

In the event of such termination of this Contract, Builder shall be entitled to retain and apply any Instalment(s) paid by Buyer to Builder on account of this Contract to the recovery of Builder’s loss and damage including, but not limited to, reasonably estimated profit which Builder would have been entitled to receive if the Vessel had been completed and delivered to Buyer.

Buyer shall ensure that Buyer’s Representatives leave Builder’s yard promptly upon the termination of the Contract.

In case of such termination of this Contract, Buyer shall return the original of the Refund Guarantee to the issuer thereof or Builder within Seven (7) days of such termination. If Buyer fails to do so, Buyer shall be liable to indemnify Builder against all and any fees which Builder is required to pay to that issuer in respect of the Refund Guarantee after the expiry of that Seven (7)-day period.

(c)

In the event that there occurs any of the defaults referred to in Article XI.1.(a) above, during the period in which such default continues, despite the terms of Article IV.1, Builder shall be entitled (but not obliged) to construct the Vessel only under Class supervision and approval and without: (A) any inspection or supervision conducted on behalf of Buyer; (B) submitting any plans or drawings to Buyer; and/or (C) obtaining any approval of plans or drawings from Buyer. If Buyer remedies the relevant default in full while Builder has not exercised its right of termination in respect of that default, Builder shall (where appropriate) have an obligation to submit plans and drawings to Buyer pursuant to the terms of Article IV. 1 in respect of that part of the Vessel that has not yet been constructed as at the time when such full remedy of the relevant default has occurred.

4.	Sale of Vessel:

(a)	If Builder terminates this Contract as provided in this Article XI, Builder shall have the full right and power either to construct/complete or not to construct/complete the Vessel and the full right and power either to sell or not to sell the Vessel (in its completed or uncompleted state, as the case may be) at any stage. Builder shall have unfettered discretion in exercising any of the rights and power referred to above and Buyer shall not raise any complaint whatsoever in respect of any aspect of Builder’s exercise of such discretion.

Builder shall be entitled to construct the Vessel without engaging any independent construction supervisors or inspectors. If Builder engages such supervisors or inspectors, the costs of such engagement shall form part of the costs of sale which Builder is entitled to recover from Buyer.

Irrespective of whether or not Builder intends to construct/complete the Vessel for sale, Builder shall have the right to sell or otherwise dispose of any of the Buyer’s Supplies to third parties, provided that Builder shall not act unreasonably in doing so and that the proceeds of sale thereof shall be applied to payment of damages and/or debt to which Builder is entitled.

In the event that the Builder decides to sell the Vessel in its uncompleted state or to construct/complete and sell it under a shipbuilding contract with a new purchaser, Builder shall be entitled to engage new building brokers to find a suitable purchaser and/or to achieve such sale (whether by way of a new shipbuilding contract or otherwise). All and any money payable to such brokers or lawyers under or in relation to such engagement and/or such sale shall constitute part of the costs of sale which Builder is entitled to recover from Buyer.

Builder shall have the right to refuse to sell the Vessel (in its completed or uncompleted state) to Buyer or any company which is owned directly or indirectly as to 30% of its share capital by Buyer or its officers or shareholders.

In the event that Builder sells the Vessel as described above, that part of the Contract price for sale of the Vessel which corresponds to the changes (if any) made to the Specifications after the termination of the Contract shall be excluded from calculating the proceeds of the sale of the Vessel which are to be applied as prescribed below.

(b)	In the event of the sale of the Vessel in its completed state, the proceeds of sale received by Builder shall be applied firstly to payment of all costs and expenses attending such sale and otherwise incurred by Builder as a result of Buyer’s default, and secondly to payment of: (i) all unpaid Instalments and interest on such Instalments at the rate of Six percent (6.%) per annum from the respective due dates thereof to the date of application; and (ii) all and any other payment of money which Builder would have been entitled to receive from Buyer had the Contract been performed in full without being terminated.

(c)	In the event of the sale of the Vessel in its incomplete state, the proceeds of sale received by Builder shall be applied firstly to payment of all costs and expenses attending such sale and otherwise incurred by Builder as a result of Buyer’s default, and secondly to payment of: (i) all costs of construction of the Vessel less the instalment(s) retained by Builder; (ii) compensation to Builder for reasonable loss of profit as determined by Builder corresponding to its incomplete state; and (i) ail and any other payment of money which Builder would have been entitled to receive from Buyer had the Contract been performed in full without being terminated.

(d)	In either of the above events of sale, if the proceeds of sale exceed the total amount to which such proceeds are to be applied as aforesaid, Builder shall promptly pay the excess to Buyer without interest, provided, however, that the amount of such payment to Buyer shall in no event exceed the total amount of Instalment(s) already paid by Buyer and the cost of Buyer’s Supplies, if any.

(e)	If the proceeds of sale are insufficient to pay such total amount payable as set out in Article Xl.4(b) or (c), Buyer shall promptly pay the deficiency to Builder upon demand.

(f)	Notwithstanding the foregoing, if and to the extent that, due to the termination of the Contract, Builder needs to cancel or amend contracts with third parties (such as the sellers of materials, equipment or machinery) which it has entered into for construction of the Vessel for Buyer and thereby incurs liability to the relevant third party, Buyer shall indemnify Builder against the total amount of such liability and against any legal or other fees which Builder incurs to deal with the legal and other issues (potential or actual) that arise or might arise between Builder and any of such third parties.

5.	Remedies Cumulative:

No remedy referred to in this Article XI is intended to be exclusive, but each shall be cumulative and is in addition to, and may be exercised concurrently with, any other remedy which is referred to in this Article XI, or which may otherwise be available to Builder including, without limitation, the right to terminate this Contract.

No express or implied waiver by Builder of any default of Buyer shall in any way be, or be construed to be, a waiver of any other, further or subsequent default of Buyer.

ARTICLE XII. INSURANCE

1.	Extent of Insurance Coverage:

From the time of launching of the Vessel until the Vessel is completed, delivered to and accepted by Buyer, Builder shall, at its own cost and expense, keep the Vessel and all machinery, materials, equipment, appurtenances and outfit, delivered to the Shipyard for the Vessel, or built into or installed in or upon the Vessel, including Buyer’s Supplies, fully insured with first class Korean insurance companies (with min. S&P rating A- or A.M. Best A-) under insurance coverage corresponding to the Institute of London Underwriters Clauses for Builders’ Risks.

The amount of such insurance coverage shall, up to the date of delivery of the Vessel, be in an amount at least equal to, but not limited to, the aggregate of the payments made by Buyer to Builder plus the value of Buyer’s Supplies in custody of the Shipyard, if any. The insurance referred to hereinabove shall be taken out in the name of Builder and all losses under the insurance shall be payable to Builder. Builder shall supply Buyer with copies of the insurance documents and all renewals thereof.

If Buyer so requests, Builder shall at Buyer’s cost procure insurance on the Vessel and all parts, materials, machinery and equipment intended therefore against other risks not provided in this Article XII. 1 and shall make all arrangements to that end. The cost of such insurance shall be reimbursed to Builder by Buyer upon delivery of the Vessel.

Notwithstanding the above, Buyer shall compensate Builder for any increased cost and expense under or pursuant to any provision of this Article XII, incurred by Builder due to any Buyer’s default as specified in Article XI.

2.	Application of Recovered Amount:

(a)	Partial Loss

If the Vessel shall be damaged by any insured cause whatsoever prior to acceptance thereof by Buyer and in the further event that such damage shall not constitute an actual, constructive, arranged or compromised total loss of the Vessel, Builder shall apply the amount recovered under the insurance referred to in Article XII.1 to the repair of such damage to the Classification Society’s satisfaction and in accordance with the Specifications, and Buyer shall accept the Vessel under this Contract when completed in accordance with this Contract and the Specifications.

(b)	Total Loss

If the Vessel is determined to be an actual, constructive, arranged or compromised total loss, Builder shall by agreement between the parties hereto, either:

(i)	proceed in accordance with the terms of this Contract, in which case the amount recovered under said insurance shall be applied to the reconstruction of the Vessel’s damage, provided the parties hereto shall have further agreed in writing as to such reasonable postponement of the Delivery Date and adjustment of other terms of this Contract (including the Contract Price) as may be necessary for the completion of such reconstruction: or

(ii)	refund immediately to Buyer the amount of all Instalments paid to Builder under this Contract plus an amount equal to the value of any Buyer’s Supplies which shall have become a total loss as aforesaid without any interest, whereupon this Contract shall be deemed to be terminated and all rights, duties, liabilities and obligations of each of the parties towards the other shall terminate forthwith.

If the parties fail to reach all necessary agreements within Two (2) months after the Vessel is determined to be an actual, constructive, arranged or compromised total loss, the provisions of Article Xll.2(b) (ii) shall apply.

3.	Redelivery of Buyer’s Supplies:

If the Vessel shall be determined to be an actual, constructive, arranged or compromised total loss and it shall not be agreed between the parties that the Vessel be reconstructed as aforesaid, Builder shall redeliver to Buyer at the Shipyard any Buyer’s Supplies which shall not have become a total loss.

4.	Termination of Builder’s Obligation to Insure:

Builder’s obligations to insure the Vessel hereunder shall cease and terminate forthwith upon delivery thereof to Buyer.

ARTICLE XIII. DISPUTES AND ARBITRATION

1.	Proceedings:

If any dispute, controversy or difference shall arise between the parties hereto out of or in relation to or in connection with this Contract which cannot be settled by the parties themselves, it shall be resolved as follows:

(a)	Any dispute relating solely to technical matters concerning the construction, material or quality of work under this Contract or the Specifications may, subject to mutual agreement between the parties hereto, be referred to a suitably qualified expert (“Expert”) who (if the parties cannot agree on his identity) shall be appointed by the President for the time being of the Royal Institution of Naval Architects, London. The said Expert shall act as assessor and not an arbitrator. The Expert shall publish his/her determination of the dispute in writing. Such determination shall include findings as to any required extension of the Delivery Date by reason of the dispute and may also include a finding as to payment of costs incurred in relation to or in connection with such dispute.

The determination the Expert thus published shall be final and binding on the parties.

(b)	All other disputes arising out of or in connection with this Contract shall be referred to arbitration in London, England before a tribunal of three arbitrators, unless the parties shall agree forthwith upon the appointment of a sole arbitrator. One arbitrator shall be appointed by Builder and another by Buyer, and the two arbitrators shall choose and appoint the third arbitrator by agreement. If the two arbitrators fail to choose and appoint the third arbitrator by agreement, either of the said two arbitrators may apply to the President for the time being of The London Maritime Arbitrators’ Association to choose and appoint the third arbitrator on behalf of the two arbitrators.

Such arbitration shall be conducted in accordance with the Arbitration Act 1996 of United Kingdom or any re-enactment or statutory modification thereof for the time being in force and with the rules of The London Maritime Arbitrators’ Association for the time being in force.

The final award (interim or otherwise) of the arbitration tribunal shall be final and binding on the parties.

The claimant in the arbitration to serve points of claim within fourteen (14) days of the appointment of the Arbitration Tribunal.

The respondent in the arbitration to serve points of defence and points of counterclaim, if any, within fourteen (14) days thereafter.

The claimant to serve points of reply and defence to counterclaim, if any within seven (7) days thereafter and the hearing of the arbitration to commence within twelve (12) weeks of the appointment of the Arbitration Tribunal.

The Arbitrators shall determine which party shall bear the expenses of the arbitration or the portion of such expenses which each party shall bear.

Where Builder makes an application for a partial award, a provisional award, an interim award or an interim final award in respect of an Instalment that Builder claims has fallen due, Buyer shall not oppose the arbitration tribunal considering such application and/or issuing such award in favour of either of the parties.

(c)	Notwithstanding anything in this Article XIII.1, decisions of the Classification Society (but not merely by individual on-site inspectors) or the Flag State as to compliance or non-compliance of the Vessel with the rules and regulations of the Classification Society or the Flag State shall be final and binding on the parties.

2.	Alteration of Delivery of the Vessel:

In the event of reference to arbitration of any dispute or disputes arising out of matters occurring prior to delivery of the Vessel, the award by the arbitration tribunal shall include a declaration as to any postponement of the Delivery Date, which the arbitration tribunal may in his/their absolute discretion deem appropriate.

3.	Entry in Court:

Judgement on an award by arbitrators may be entered in any court of competent jurisdiction for enforcement thereof.

ARTICLE XIV. RIGHT OF ASSIGNMENT

The Builder agrees that prior to delivery of the Vessel, this Contract may be:

a)	Freely assign by the Buyer at any time by way of security to a bank or other financing institution providing finance to the Buyer in connection with the Vessel, or

b)	Assigned by the Buyer to another company with the prior written approval of the Builder, such approval not to be unreasonably withheld or delayed, and the Builder will in such case enter into such acknowledgements of assignment and/or novation agreements as the Builder may approve, such approval not to be unreasonably withheld or delayed.

This Contract shall ensure to the benefit of and shall be binding upon the lawful successors or the legitimate assigns of either of parties hereto.

ARTICLE XV. TAXES AND DUTIES

1.	Taxes and Duties in Korea:

Builder shall bear and pay all taxes and duties levied or imposed in Korea including stamp duties in connection with the execution and/or performance of this Contract, except any taxes and duties imposed in Korea upon Buyer’s Supplies or upon the activities or personal incomes of Buyer’s employees and agents (including the Representatives and representatives of the manufacturers of Buyer’s Supplies).

2.	Taxes and Duties outside Korea:

Buyer shall bear and pay all taxes and duties levied or imposed outside Korea in connection with execution and/or performance of this Contract except for any taxes and duties imposed upon those items or services to be procured by Builder for construction of the Vessel.

ARTICLE XVI. PATENTS, TRADEMARKS, COPYRIGHTS, ETC.

1.	Patents, Trademarks and Copyrights:

(a)	Builder shall indemnify Buyer against ail actual claims, losses, damages and liabilities (excluding any indirect or consequential losses) for infringement of patent rights, copyrights, design rights, service marks or trademarks arising directly from the construction of the Vessel by Builder at the Shipyard and against all costs and expenses of litigation, if any (excluding Buyer’s internal costs and expenses), but such indemnity shall not extend to any claims, losses, damages and liabilities involving Buyer’s Supplies.

(b)	Buyer shall indemnify Builder and its subcontractors against all actual claims, losses, damages and liabilities (excluding any indirect or consequential losses) for infringement of patent rights, copyrights, design rights, service marks or trademarks arising directly from the performance by Builder of its obligations to take delivery, store, install, test and commission the Buyer’s Supplies under this Contract and against all costs and expenses of litigation, if any (excluding Builder’s internal costs and expenses).

(c)	Nothing contained herein shall be construed as transferring such patent, trademark, service mark or copyright covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

2.	Rights to General Plans, Specifications and Working Drawings:

(a)	Builder retains all rights with respect to the Specifications, plans, working drawings, technical descriptions, calculations, test results and other data, information and all other materials and documents relating to the design and construction of the Vessel (“Design Documents”).

(b)	Buyer shall not use the Design Documents other than for the purposes of construction, operation, repair, and maintenance, of the Vessel.

(c)	Buyer undertakes to keep the Design Documents confidential and not to disclose the same or divulge any information contained therein directly or indirectly to any third parties, without the prior written consent of Builder, except where it is necessary for the usual operation, repair and maintenance of the Vessel. Where Buyer discloses the Design Documents to such third parties, it shall ensure that it imposes identical restrictions on such third parties as to confidentiality, use and disclosure as are imposed on Buyer herein and strictly enforce such restrictions.

(d)	Buyer shall indemnify Builder against all actual claims, losses, damages and liabilities (excluding any indirect or consequential losses) arising from breach by Buyer of its obligations under this Article or any failure by third parties to which it has disclosed the Design Documents to comply with their parallel obligations in accordance with the terms of confidentiality, use and disclosure set forth herein.

ARTICLE XVII. BUYER’S SUPPLIES

1.	Responsibility of Buyer:

(a)	Buyer shall, at its own risk, cost and expense, supply and deliver to Builder all of the items (including funnel mark, ship name and other information necessary for the timely construction of the Vessel) to be furnished by Buyer as set out in the specifications (“Buyer’s Supplies”) at warehouse or other storage of the Shipyard in good condition ready for installation or use in or on the Vessel, in accordance with the time schedule designated by Builder to meet the building schedule of the Vessel.

(b)	In order to facilitate installation or use by Builder of Buyer’s Supplies in or on the Vessel, Buyer shall furnish Builder with necessary specifications, plans, drawings, instruction books, manuals, test reports and certificates required by Builder. Buyer, if so requested by Builder, shall, without any charge to Builder, cause representatives of the manufacturers of Buyer’s Supplies to assist Builder in installation thereof in or on the Vessel and/or to carry out installation thereof by themselves or to make necessary adjustments, tests and inspection thereof at the Shipyard.

(c)	Any and all of Buyer’s Supplies shall be subject to Builder’s reasonable right of rejection, if they are found to be unsuitable or in improper condition for installation or use. However, if so requested by Buyer, Builder may repair or adjust Buyer’s Supplies without prejudice to Builder’s other rights hereunder and without being responsible for any consequences arising therefrom. In such case, Buyer shall reimburse Builder for all costs and expenses incurred by Builder in such repair or adjustment and the Delivery Date shall be postponed for any period of delay in the construction of the Vessel caused by the making of such repair or adjustment.

(d)	Should Buyer fail to deliver any of Buyer’s Supplies within the time designated by Builder, the Delivery Date shall be extended for the period of such delay in delivery of Buyer’s Supplies if such delay in delivery shall affect the Vessel’s construction or the Delivery Date of the Vessel. In such event, Buyer shall be responsible for all losses and damages incurred by Builder by the reason of such delay in delivery of Buyer’s Supplies and such payment shall be made upon delivery of the Vessel.

(e)	If delay in delivery of any of Buyer’s Supplies exceeds Fifteen (15) days, then Builder shall be entitled to proceed with construction of the Vessel without installation thereof in or on the Vessel, without prejudice to Builder’s other rights as hereinabove provided, and Buyer shall accept and take delivery of the Vessel as so constructed.

2.	Responsibility of Builder:

Builder shall be responsible for the storing, and handling with reasonable care of Buyer’s Supplies after delivery thereof to the Shipyard, and shall, at its own cost and expense, install them in or on the Vessel, unless otherwise provided herein or agreed by the parties hereto, provided, always, that Builder shall not be responsible for quality, efficiency and/or performance of any of Buyer’s Supplies and for the loss of or damage to Buyer’s Supplies caused without Builder’s wilful misconduct or gross negligence.

3.	Return of Buyer’s Supplies

Where under any provision of this Contract Builder shall be required either to refund the value of or to return Buyer’s Supplies to Buyer, then Builder shall lawfully discharge any such obligation by returning the Buyer’s Supplies in question FOB Mokpo to the address to be advised by the Buyer or, in Builder’s option by paying to Buyer the invoiced cost to Buyer of such supplies CIF Mokpo including transportation costs.

ARTICLE XVIII. REPRESENTATIVES

Buyer’s representative and address designated for the purpose of notices and other communications under this Contract shall be:

Address:
Attention:
Telephone:
Telefax:

unless and until Buyer notifies Builder otherwise in writing.

Builder’s representative and address designated for the purpose of notices and other communications under this Contract shall be:

Daehan Shipbuilding Co., Ltd.

Address:	887, Gurim-ri, Hwawon-myeon,
Haenam-gun, Jeonnam, Korea

Attention:	Mr. Hong-soon Park
Telephone:	+82-61-531-1005
Telefax:	+82-61-531-1099

unless and until Builder notifies Buyer otherwise in writing.

ARTICLE XIX. NOTICE AND LANGUAGE

1.	Notice:

Except as may be more specifically set out in any particular provision of this Contract, any and all notices, requests, demands, instructions, advices and communications in connection with this Contract shall be in writing and shall be conveyed by registered airmail, by express courier service, personally, by telefax or by email, and shall be deemed to be given at, and become effective from, the time when the same is delivered to (or in the case of a telefax or email, received at) the address of the party to be served.

2.	Language:

Any and all notices and communications in connection with this Contract shall be written in the English language.

3.	Writing

A telefax or email message shall be deemed to be a notice “in writing” for purposes of this Contract.

ARTICLE XX. EFFECTIVE DATE OF CONTRACT

This Contract shall become effective from the signing date of the Contract by both Buyer and Builder. However, if Builder fails to provide Buyer with Refund Guarantee referred to in Article X.2 within Sixty (60) days after the effective date of the Contract, then, the Buyer has the right to cancel the Contract, or at sole Buyer’s option to extend above sixty (60) days for a reasonable time (at sole Buyer’s judgement) but not less than thirty (30) days for issuance of a new Refund Guarantee. This time may further extended up to three hundred (300) days from the effective date of the Contract, however the Buyer shall have the option to cancel the Contract at any time during this during this extended period of time. The Builder shall in any case keep this ship’s building slot for the Buyer, and shall not allocate it to another client, even for the reason of non issuance of Refund Guarantee to the Buyer. In case of no issuance of the Refund Guarantee after three hundred (300) days from the effective date of the Contract, otherwise mutually agreed in writing between the parties hereto, and the parties shall be immediately and completely discharged from all of their obligations to the other party under this Contract as though this Contract had never been entered into at all.

ARTICLE XXI. INTERPRETATION

1.	Laws Applicable:

This Contract shall be governed by and construed in accordance with the laws of England.

2.	Discrepancies:

In the event of any conflict between this Contract and the Specifications, the provisions of this Contract shall prevail. In the event of any conflict between the Specifications and plans, the provisions of the specifications shall prevail.

3.	Entire Agreement:

This Contract contains the entire agreement and understanding between the parties hereto and supersedes all prior negotiations, representations, undertakings and agreements on any subject matter of this Contract.

4.	Amendment:

No provision of this Contract may be amended, modified, waived or terminated except by an instrument in writing executed by each of the parties hereto.

5.	Headings:

The descriptive headings of Articles and Clauses herein are for convenience of reference only and are not to be used in construing or interpreting this Contract.

6.	Severability:

Any provision of this Contract which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. To the extent permitted by applicable laws, both parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be signed by their duly authorized signatories the day and year first above written.

For and on behalf of Builder:		For and on behalf of Buyer:
DAEHAN SHIPBUILDING CO., LTD.

By:		By:
Name:	Lee, Byung-Mo	Name:
Title:	CEO	Title:

EXHIBIT A. REFUND GUARANTEE

To:	Date: [ ]

OUR LETTER OF GUARANTEE NO.

Gentlemen:

We hereby issue our irrevocable Letter guarantee No.      in favour of                      (herein called “Buyer”) for account of Daehan Shipbuilding., Ltd., Seoul, Korea (herein called “Builder”) as follows in connection with the Shipbuilding Contract dated                      (hereinafter called the “Contract”) made by and between Buyer and the Builder for the construction and sale of                      having Builder’s Hull No.      (hereinafter called the “Vessel”).

If in connection with the terms and conditions of the Contract Buyer shall become entitled to a refund of the instalments or advance payments made to Builder prior to the delivery of the Vessel, we hereby irrevocably, unconditionally and absolutely as primary obligor and not merely as surety guarantee to make the repayment of the same to Buyer within thirty (30) days after demand by the buyer together with interest thereon at the rate of      percent(    %) per annum from the date following the date of receipt by Builder of each instalments or advance payments to the date of remittance by telegraphic transfer of such refund.

The amount of this guarantee will be automatically increased upon Builder’s receipt of each successive instalment, not more than three (3) times, each time by the amount of the instalment or advance payment plus interest thereon as provided in the Contract, but in any eventuality the amount of this Credit shall not exceed the total sum of United States Dollars                   (USD         ) plus interest thereon at the rate of      percent(    %) per annum from the date following the date of Builder’s receipt of each instalment or advance payment to the date of remittance by telegraphic transfer of the refund.

If any termination of the Contract is based on delays due to Force Majeure or other causes beyond the control of Builder as specified in Article VIII of the Contract, no interest shall be payable.

The payment by the undersigned under this guarantee (subject to the second and third paragraph hereof) shall be made upon simple receipt by us of written demand from you including a signed statement certifying that the Buyer’s demand for refund has been made in conformity with Article II of the Contract and the Builder has failed to make the refund.

Our liability under this Letter of Guarantee shall not be affected, prejudiced or discharged by any delay in construction and/or delivery of the Vessel for whatever reason, by any invalidity, illegibility or unenforceability of the Contract by any variation or amendment of the Contract or by the liquidation, insolvency, bankruptcy or analogous proceedings of the Builder.

It is hereby understood that payment of any interest provided herein is by way of liquidated damages due to cancellation of the Contract and not by way of compensation for use of money.

This Letter of guarantee shall expire and become null and void upon receipt by Buyer of the sum guaranteed hereby together with interest thereon as aforesaid or upon the execution by Buyer and Builder of the Protocol of Delivery and Acceptance of the Vessel or upon termination of the Contract due to Buyer’s default in accordance with the provisions of Article XI of the Contract, in any such case, this Letter of guarantee shall be returned to us . or the Buyer shall arrange with their bank to confirm us by SWIFT (our SWIFT address :                     ) that this letter of guarantee has been null and void.

Notwithstanding the provisions hereinabove, in the event that within thirty (30) days from the date of your claim to the BUILDER referred to above, we receive notification from you or the Builder accompanied by written confirmation to the effect that your claim to cancel the Contract or your claim for refundment thereunder has been disputed and referred to arbitration in accordance with the provisions of the Contract, we shall under this guarantee, refund to you the sum adjudged to be due to you by the Builder pursuant to the award made under such arbitration immediately upon receipt from you of a demand for the sums so adjudged and a copy of the award.

Any and all payments by us under this Guarantee shall be made without any set off or counter claim and without deduction or withholding for on or account of any taxes, duties or charges whatsoever.

This Letter of guarantee is assignable and valid from the date of this letter of guarantee until such time as the Vessel is delivered by Builder to Buyer in accordance with the provisions of the Contract.

For the purposes of any legal proceedings hereunder we hereby irrevocably appoint [                    ] at present of [                    ] as our agents for the service of process.

This guarantee shall be governed by and construed in accordance with the laws of England and the undersigned hereby submits to the exclusive jurisdiction of the courts of England.

Yours very truly,

For and on behalf of

Name:
Title:

EXHIBIT B. CORPORATE GUARANTEE

(CORPORATE GUARANTEE)

DAEHAN Shipbuilding Co., Ltd.

887, Gurim-ri, Hwawon-myeon,

Haenam-gun, Jeollanam-do, Korea.

Date: [ ]

Dear Sirs,

Hull No. [                    ]

1.	We refer to the shipbuilding contract dated [ ] (as may be and may have been from time to time amended, varied and/or supplemented the “Contract”) dated [ ] made between (1) [ ] (the “Buyer”) and (2) yourselves (the “Builder”) for the construction and sale of a [ ] having your hull number [ ] (the “Vessel”).

2.	In consideration of your entering into the Contract with the Buyer and the payment to us of five United States Dollars (USD 5) and other good and valuable consideration (the receipt and sufficiency of which we hereby acknowledge), we, the undersigned, as a primary obligor and not merely as a surety, hereby irrevocably and unconditionally:-

(A)	guarantee to you the due and full performance by the Buyer of all of its obligations under the Contract including, without limitation, the taking of delivery of the Vessel and the due and punctual payment by the Buyer of all amounts of whatever nature payable by it under the Contract; and

(B)	undertake immediately upon your first written demand to pay and/or perform our obligations under paragraph (A) above and to indemnify you against and hold you harmless from all losses or damage of any kind arising directly or indirectly from any failure on the part of the Buyer to perform any of its obligations under the Contract

3.	We hereby expressly waive the right to receive any notice of any supplement, amendment, change or modification to or of the Contract that may be agreed between you and the Buyer.

4.	This Corporate Guarantee shall remain in full force and effect from the date hereof until the Buyer has performed in full all of its obligations under the Contract.

5.

This Corporate Guarantee shall be a continuing guarantee. Our liability of under this guarantee shall not be discharged or affected by any intermediate performance of obligation or payment or settlement of account by the Buyer, any security or other indemnity now or hereafter held by you in respect thereof or of the Buyer’s obligations under the Contract, any invalidity, illegality or unenforceability of the Contract, any alteration, amendment or variation of the terms of the Contract, any allowance of time, forbearance, forgiveness or indulgence in respect of any matter concerning the Contract or this guarantee on your part, or the insolvency, bankruptcy, winding up or analogous proceedings or re-organisation of the Buyer, or any act, omission, fact or circumstances whatsoever which might otherwise diminish or nullify in any way our obligations under this Corporate Guarantee.

6.	You shall not be required to exhaust your recourse against the Buyer or any other security which you may hold in respect of its obligations under the Contract before being entitled to performance by us of our obligations hereunder or payment by us of any amount hereby guaranteed.

7.	All payments by us under this Corporate Guarantee shall be made immediately upon your first written demand in United States Dollars to such account as you may designate without any deduction of any present or future taxes, restrictions or conditions of any nature, or any set-off or counter-claim for any reason whatsoever. If we are required to make any deduction or withholding in respect of taxes from any payment due hereunder, the sum due from us in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, you receive on the due date for such payment (and retain, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which you would have received had no such deduction or withholding been required to be made.

However, in case we receive notification stating that arbitration proceedings have been commenced by any party to determine the validity of your demand, our liabilities hereunder in respect of any such demand shall be subject to the issuance of an arbitration award, or, in the event of an appeal therefrom, a final judgement determining such issue in your favour.

8.	We shall supply to you such information regarding the financial condition, business and operations of us as you may reasonably request and, promptly upon becoming aware thereof, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against us, and which might, if adversely determined, have a material adverse effect. We shall further notify you of any event of default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

9.	Any demand or notice to be made by you hereunder shall be made in writing in the English language and shall be delivered to us in person or sent by registered airmail or by telefax addressed to us at the following address:-

[                                         ]

[                                         ]

[                                         ]

Telefax: [                          ]

10.	The benefit of this Corporate Guarantee may be assigned by you without our consent to any lawful assignee of the Contract and shall ensure for the benefit of yourselves, your successors and assigns.

11.	This Corporate Guarantee shall be governed by and construed in accordance with the laws of England.

12.	We hereby agree that any dispute, controversy or difference arising out of or in relation to this Corporate Guarantee shall be finally settled by proceedings in the English courts.

Yours faithfully,

[INSERT NAME OF CORPORATE GUARANTOR]

By:
Title: